Rand Capital Announces Four Transactions, Quarter End and Election of Directors and Officers

BUFFALO, NY -- 04/29/2004 -- Rand Capital Corporation (www.randcapital.com) (NASDAQ: RAND) announced that its net asset value for the quarter ended March 31, 2004 is $1.63 per share, an increase of $0.01 from last quarter.

During the quarter, Rand invested $400,000 as part of a $4.2 million financing with D'Lisi Food Systems, Inc. (Rochester, NY) (www.dlisi.com). Other investors included New York City-based CAPCO Funds, Stonehenge Capital Corporation and Enhanced Capital Partners. Rand invested in a Subordinated Note and Warrants for a minority interest in the Company. D'Lisi produces private label and branded frozen pizzas for distribution throughout the United States, Canada and Mexico. D'Lisi's customers include convenience stores, supermarkets, large club stores, and food service distributors.

Rand participated in a management buy out of Carolina Skiff, LLC (Waycross, GA) (www.carolinaskiff.com) led by Buffalo, NY-based Strategic Investments & Holdings, Inc. In this transaction, Rand invested $1 million in a combination of Preferred Equity and Common Equity, resulting in a 5% ownership position. Carolina Skiff is one of the nation's leading manufacturers of fresh water and ocean fishing and pleasure boats.

Rand made a follow-on investment in RAMSCO (Watervliet, NY) (www.ramsco.com) in the form of a $210,000 Promissory Note with warrants. RAMSCO is a 45 year-old family business specializing in the distribution of water, sanitary and storm sewer materials primarily to the contractor, highway and municipal construction markets.

Rand also made a follow-on investment in New Monarch Machine Tool, Inc. (Cortland, NY) (www.monarchmt.com) in the form of a $250,000 Term Note. Monarch produces high end Vertical Machining Centers, Production Machining Centers and Vertical Traveling Column Machining Centers. Monarch machines are highly regarded for their high precision and rugged durable designs by their customers who include General Motors, Ford, Pratt & Whitney, Ingersoll-Rand, Diebold and others.

The D'Lisi, RAMSCO and Monarch investments provided working capital to fund expansion of their businesses.

At Rand's Annual Meeting of Shareholders; the following Directors were re-elected for another term: Allen F. Grum, Luiz F. Kahl, Erland E. Kailbourne, Ross B. Kenzie, Willis S. McLeese, Reginald B. Newman, II, and Jayne K. Rand. Rand's Board of Directors also re-appointed Reginald B. Newman, II as Chairman of the Board.

Also during the meeting, Mr. Grum reported on the increase in Rand's investment activity and responded to shareholder inquiries regarding the pace and structure of Rand's portfolio investments. Mr. Grum stated "Rand has maintained an active investment cycle with over $4.9 million being invested in portfolio companies in 2002 and 2003. This strong pace continued in the first quarter of 2004 with $1.9 million of investments. We expect this strong investment pace to continue due to an increasing number of funding opportunities available in the marketplace as well as the remaining funding available to the SBIC subsidiary."

Rand continues to repurchase shares under its stock buy back program through October 16, 2004, and have repurchased a total of 44,100 shares to date.

This release may contain forward-looking statements and reports the consolidated operations of Rand Capital Corporation and Rand Capital SBIC, L.P; all statements are pursuant to the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act; and are subject to uncertainties in predicting future results. These statements reflect the Corporation's current beliefs, and many factors could cause actual results to differ materially from this release. See Rand's Form 10-Q's filed with the Securities and Exchange Commission for a detailed discussion of the risks associated with the Corporation's business, including but not limited to, risks associated with venture capital investing and other factors that could affect actual results. Except as required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

Rand Capital Corporation is a publicly held venture capital company, headquartered in Buffalo, New York, registered on the NASDAQ Small Cap Market under the symbol "RAND." Rand's investment strategy is to provide venture capital and expansion capital to emerging businesses, primarily in Upstate New York and the Northeast, through Rand, and its SBIC subsidiary.

Contact:
Allen F. Grum
716-853-0802